SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                  SkyMall, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   830859 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 10, 2000
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     ( )  Rule 13d-1(b)

     (X)  Rule 13d-1(c)

     ( )  Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP No. 830859 10 4
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Wand Equity Portfolio II L.P.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
                    (5)  SOLE VOTING POWER
   NUMBER OF
    SHARES               0
BENEFICIALLY        ------------------------------------------------------------
   OWNED BY         (6)  SHARED VOTING POWER
    EACH
  REPORTING              1,620,515
   PERSON           ------------------------------------------------------------
    WITH            (7)  SOLE DISPOSITIVE POWER

                         0
                    ------------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER

                         1,620,515
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,620,515
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     15.4%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 830859 10 4
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Wand Affiliates Fund L.P.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
                    (5)  SOLE VOTING POWER
   NUMBER OF
    SHARES               0
BENEFICIALLY        ------------------------------------------------------------
   OWNED BY         (6)  SHARED VOTING POWER
    EACH
  REPORTING              93,771
   PERSON           ------------------------------------------------------------
    WITH            (7)  SOLE DISPOSITIVE POWER

                         0
                    ------------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER

                         93,771
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     93,771
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 830859 10 4
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Wand Partners LLC
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
                    (5)  SOLE VOTING POWER
   NUMBER OF
    SHARES               0
BENEFICIALLY        ------------------------------------------------------------
   OWNED BY         (6)  SHARED VOTING POWER
    EACH
  REPORTING              1,620,515
   PERSON           ------------------------------------------------------------
    WITH            (7)  SOLE DISPOSITIVE POWER

                         0
                    ------------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER

                         1,620,515
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,620,515
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     15.4%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 830859 10 4
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Wand AF LLC
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
                    (5)  SOLE VOTING POWER
   NUMBER OF
    SHARES               0
BENEFICIALLY        ------------------------------------------------------------
   OWNED BY         (6)  SHARED VOTING POWER
    EACH
  REPORTING              93,771
   PERSON           ------------------------------------------------------------
    WITH            (7)  SOLE DISPOSITIVE POWER

                         0
                    ------------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER

                         93,771
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     93,771
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 830859 10 4
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Wand Partners Inc.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
                    (5)  SOLE VOTING POWER
   NUMBER OF
    SHARES               0
BENEFICIALLY        ------------------------------------------------------------
   OWNED BY         (6)  SHARED VOTING POWER
    EACH
  REPORTING              1,964,286
   PERSON           ------------------------------------------------------------
    WITH            (7)  SOLE DISPOSITIVE POWER

                         0
                    ------------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER

                         1,964,286
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,964,286
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     18.6%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 830859 10 4
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Bruce W. Schnitzer
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                    (5)  SOLE VOTING POWER
   NUMBER OF
    SHARES               0
BENEFICIALLY        ------------------------------------------------------------
   OWNED BY         (6)  SHARED VOTING POWER
    EACH
  REPORTING              1,964,286
   PERSON           ------------------------------------------------------------
    WITH            (7)  SOLE DISPOSITIVE POWER

                         0
                    ------------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER

                         1,964,286
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,964,286
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     18.6%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 830859 10 4
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     David J. Callard
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                    (5)  SOLE VOTING POWER
   NUMBER OF
    SHARES               25,000
BENEFICIALLY        ------------------------------------------------------------
   OWNED BY         (6)  SHARED VOTING POWER
    EACH
  REPORTING              1,870,515
   PERSON           ------------------------------------------------------------
    WITH            (7)  SOLE DISPOSITIVE POWER

                         25,000
                    ------------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER

                         1,870,515
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,895,515
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     18.0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

          SkyMall, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

          1520 E. Pima Street
          Phoenix, AZ  85034

Item 2(a).  Name of Person Filing:

          This Schedule 13G is being jointly filed by Wand Equity Portfolio II L.P. ("WEP"), a Delaware limited partnership, Wand Affiliates Fund L.P. ("WAF"), a Delaware limited partnership, Wand Partners LLC, a Delaware limited liability company ("Wand LLC"), Wand AF LLC, a Delaware limited liability company ("Wand AF"), Wand Partners Inc. ("Wand"), a Delaware corporation, Bruce W. Schnitzer and David J. Callard. Wand LLC is the general partner of WEP. Wand AF is the general partner of WAF and is 66% owned by Mr. Schnitzer. Mr. Callard owns a minority equity interest in Wand AF. Wand provides management services to Wand LLC as general partner of WEP. Messrs. Schnitzer and Callard, in the aggregate, own a majority of Wand and Wand LLC.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

          The principal business address of each of the reporting persons is:

          c/o Wand Partners Inc.
          630 Fifth Avenue, Suite 2435
          New York NY  10111

Item 2(c).  Citizenship:

          Messrs. Schnitzer and Callard are United States citizens. Each of the other reporting persons is organized under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities:

          Common Stock, par value $.001 per share.

Item 2(e).  CUSIP Number:

          830859 10 4

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a) [__] Broker or dealer registered under Section 15 of the Exchange Act.

          (b)  [__] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [__] Insurance company as defined in section 3(a)(19) of the Exchange Act.

          (d) [__] Investment company registered under Section 8 of the Investment Company Act.

          (e)  [__] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E).

          (f) [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

          (g) [__] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

          (h) [__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

Item 4.   Ownership.

          As of March 10, 2000, WEP held 1,080,343 shares of Common Stock, or 10.3% of the total outstanding shares, and warrants to acquire 540,172 shares of Common Stock, or 5.1% of the total outstanding shares; WAF held 62,514 shares of Common Stock, or 0.6% of the total outstanding shares, and warrants to acquire 31,257 shares of Common Stock, or 0.3% of the total outstanding shares; Wand held warrants to acquire 250,000 shares of Common Stock, or 2.4% of the total outstanding shares; and Mr. Callard held options to acquire 25,000 shares of Common Stock, or 0.2% of the total outstanding shares. Because of the relationships described above, Wand LLC may be deemed the beneficial owner of 1,080,343 shares of Common Stock and warrants to acquire 540,172 shares of Common Stock, or an aggregate of 15.4% of the total shares outstanding, consisting of shares and warrants owned by WEP. Because of the relationships described above, Wand AF may be deemed the beneficial owner of 62,514 shares of Common Stock and warrants to acquire 31,257 shares of Common Stock, or an aggregate of 0.9% of the total shares outstanding, consisting of shares and warrants owned by WAF. Because of the relationships described above, Wand may be deemed the beneficial owner of 1,142,857 shares of Common Stock and warrants to acquire 821,429 shares of Common Stock, or an aggregate of 18.6% of the total shares outstanding, consisting of warrants to purchase 250,000 shares of Common Stock owned directly by it and the shares and warrants owned by WEP and WAF. Because of the relationships described above, Mr. Schnitzer may be deemed the beneficial owner of an aggregate of 1,964,286 shares, or 18.6% of the total shares outstanding, consisting of shares and warrants owned by Wand, WEP and WAF. Because of the relationships described above, Mr. Callard may be deemed the beneficial owner of an aggregate of 1,895,515 shares, or 18.0% of the total shares outstanding, consisting of the shares underlying the options owned by him and the shares and warrants owned by Wand and WEP, but excluding shares beneficially owned by Wand AF, which is controlled by Mr. Schnitzer but in which Mr. Callard has a minority equity interest.

          Because of the relationships described above, the reporting persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The reporting persons do not admit that they constitute a group within the meaning of Rule 13d-5.

          WEP may be deemed to have shared voting and dispositive power over the 1,080,343 shares and the 540,172 shares underlying the warrants owned by WEP. WAF may be deemed to have shared voting and dispositive power over the 62,514 shares and the 31,257 shares underlying the warrants owned by WAF. Wand LLC may be deemed to have shared voting and dispositive power over the 1,080,343 shares and the 540,172 shares underlying the warrants owned by WEP. Wand AF may be deemed to have shared voting and dispositive power over the 62,514 shares and the 31,257 shares underlying the warrants owned by WAF. Wand may be deemed to have shared voting and dispositive power over an aggregate of 1,964,286 shares, consisting of the shares underlying warrants owned by Wand and the shares and shares underlying warrants owned by WEP and WAF. Mr. Schnitzer may be deemed to have shared voting and dispositive power over an aggregate of 1,964,286 shares, consisting of shares and shares underlying warrants owned by WEP, WAF and Wand. Mr. Callard may be deemed to have sole voting and dispositive power over 25,000 shares underlying options owned by him and shared voting and dispositive power over an aggregate of 1,870,515 shares, consisting of shares and shares underlying warrants owned by WEP and Wand, but excluding shares beneficially owned by Wand AF, which is controlled by Mr. Schnitzer but in which Mr. Callard has a minority equity interest.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          See the description of the relationships of the Filing Persons in item 2(a) above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          By signing below we each certify that, to the best of our respective knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        WAND EQUITY PORTFOLIO II L.P.


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        Managing Member of Wand
                                        Partners LLC,
                                        its general partner


                                        WAND AFFILIATES FUND L.P.


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        Managing Member of Wand AF LLC,
                                        its general partner


                                        WAND PARTNERS LLC



March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        its Managing Member


                                        WAND AF LLC


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        its Managing Member

                                        WAND PARTNERS INC.


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        its Chairman of the Board


                                        BRUCE W. SCHNITZER


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------


                                        DAVID J. CALLARD


March 14, 2000                          /s/ David J. Callard
                                        ----------------------------------------

                                  EXHIBIT INDEX


          EXHIBIT                                              PAGE NUMBER

A.        STATEMENT WITH RESPECT TO JOINT
          FILING OF SCHEDULE 13G                                    16

                                    EXHIBIT A

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)


          This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


                                        WAND EQUITY PORTFOLIO II L.P.


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        Managing Member of Wand Partners LLC,
                                        its general partner


                                        WAND AFFILIATES FUND L.P.


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        Managing Member of Wand AF LLC,
                                        its general partner


                                        WAND PARTNERS LLC


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        its Managing Member

                                        WAND AF LLC


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        its Managing Member


                                        WAND PARTNERS INC.


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------
                                        Signed by Bruce W. Schnitzer,
                                        its Chairman of the Board


                                        BRUCE W. SCHNITZER


March 14, 2000                          /s/ Bruce W. Schnitzer
                                        ----------------------------------------


                                        DAVID J. CALLARD


March 14, 2000                          /s/ David J. Callard
                                        ----------------------------------------